EXHIBIT 10.21




                              EMPLOYMENT AGREEMENT

THIS AGREEMENT made to have effect the 9th day of May, 2000.

BETWEEN:

          MDSI MOBILE DATA SOLUTIONS INC. a Canadian corporation, having a place of business at 10271 Shellbridge Way, Richmond, B.C., Canada, V6X 2W8

          (the "Company")

AND:

          Richard S. Waidmann, residing at 417 West Swon Avenue, St. Louis, Missouri, USA. 63119

          (the "Employee")

WHEREAS the Company wishes to employ the Employee and the Employee is willing to accept such employment upon the terms and conditions set forth in this Agreement;

NOW THEREFORE in consideration of the premises and the mutual covenants and agreements herein set forth the parties hereto mutually covenant and agree as follows:

EMPLOYMENT
----------

1.1 The Company hereby employs the Employee in the position of Senior Vice President & General Manager, reporting to the President & COO, and the Employee hereby accepts such employment. The Employee shall perform all executive duties incident to such position and such executive duties as may be reasonably required from time to time by the President & COO, or the CEO. An outline of the initial job description is set forth in Schedule "A" hereto. The Employee's employment will commence upon the closing of the merger between MDSI and Connectria.

1.2 The Employee shall perform his duties working out of the St. Louis, Missouri office and the Employer shall at all times provide for Employee in the greater St. Louis metropolitan area, an office with clerical and administrative staff and equipment required for Employee to perform Employee's duties. The Employee shall not be required to transfer to, or be based at, an office located outside the greater metropolitan St. Louis area without the Employee's consent. The Employee shall during his employment act at all times in accordance with the policies set forth from time to time by the Company and applicable to its executives generally, including without limitation, its business conduct policy, a copy of which has been supplied to the Employee who acknowledges its receipt.


EXCLUSIVE SERVICE

2.1 The Employee shall, during his employment with the Company, devote his primary business time and attention during normal working hours to the business of the Company, and may not continue as a director, employee or consultant to any other company, firm or individual without the prior written consent of the Company; provided however that Employee may, without Employer's prior written consent, continue to provide services and work for other businesses in which Employee owns an interest (including Eric Richards, Inc., Eric Richards Holdings, Inc., and ER Cleaners I, LLC, which shall be referred to as the "Employee Businesses") provided that such work and services do not substantially interfere with the duties and obligations required of the Employee under this Agreement.

REMUNERATION AND BENEFITS
-------------------------

3.1 The Company shall pay the Employee the following salary, bonuses and benefits:

     a) remuneration calculated on the basis of a basic gross salary in the amount of U.S. $140,000 per annum, in equal semi-monthly installments. Employee's salary will be reviewed at least annually and may be increased (but not decreased) at such time;

     b) participation in the employee group benefits program (subject to acceptance by the plan providers) which are offered to US based employees. These programs may be modified by the Company from time to time as to all participants generally;

     c) an Incentive Bonus program as set forth in Schedule B of this Agreement;

     d)         participation in the Employee Stock Purchase Plan; and

     e) reimbursement for all reasonable and necessary traveling and other expenses (properly approved by the Company) incurred by the Employee in connection with his duties hereunder provided, however, for all such expenses the Employee shall furnish statements and vouchers and shall be in accordance with the policies of the Company.

3.2 All payment of salary or bonus shall be paid in United States Dollars less all applicable deductions for taxes and deductions approved / elected by Employee.


3.3 Any stock options granted to the Employee from time to time are made in accordance with the Company's Stock Option Plan ("the Plan") as amended from time to time by the Company. A copy of the current plan has been supplied to


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

     the Employee who acknowledges its receipt. The Employee acknowledges that notwithstanding the provisions in the current, Company's Stock Option Plan regarding accelerated vesting in the event of a Change of Control (as defined in the Plan) or Terminating Event (as defined in the Plan), in the event that a Change of Control or Terminating Event occurs only those Stock Options that would have ordinarily vested to the Employee over the next twelve months had such change or event not occurred shall become immediately exercisable in accordance with Section 11 of the Plan and the balance of such Stock Options shall immediately expire and/or be terminated.

VACATION
--------

4.1 The Employee shall be entitled to a vacation period with pay of four (4) weeks (20 working days) per annum and shall be taken at such time as agreed to by the Company, acting reasonably.


NON-DISCLOSURE OF CONFIDENTIAL INFORMATION, TRADE SECRETS AND WORK PRODUCT
--------------------------------------------------------------------------

5.1 The Employee acknowledges that as Senior Vice President & General Manager of the Company, he holds a fiduciary position and owes to the Company a duty of utmost loyalty and good faith. The Employee agrees to serve the Company well and faithfully and to the best of his ability, and to use his best efforts to promote its interests.

5.2 In this Agreement the following terms shall have the meanings described below:

          (a) "Confidential Information" means any information concerning the Company's scientific, technological, financial and business interests which is not generally available to third parties and is identified or is reasonably capable of being identified as confidential and proprietary information of the Company. Confidential Information shall include but not be limited to: (a) production processes and materials; customer lists and requirements; business plans and strategies; and other materials or information relating to the business of the Company; (b) computer software in source and executable code, and related documentation in any media including all modifications, enhancements and versions and all options available for such software; and (c) information defined herein as a Trade Secret but which is determined by a court of competent jurisdiction not to rise to the level of a trade secret under applicable law.

          (b) "Trade Secret" means any information which is identified or is reasonably capable of being identified as confidential and proprietary information of the Company which: (a) has economic



                                       3-
               value, actual or potential to the Company because it is not generally known to other persons who might obtain economic value from its disclosure or use; or (b) the Company has made reasonable efforts to keep secret or out of the public domain.

          (c) "Work Product" means any work, research, design or development in whatever medium which is produced or created by the Employee during the term of this Agreement pertinent to the Company's scientific, technological, financial or business interests and may include Confidential Information and Trade Secrets.

5.3 The Employee agrees to keep confidential and shall not directly or indirectly divulge or disclose to anyone nor use or otherwise appropriate Confidential Information, Trade Secrets or Work Product either during or at any time after the term of this Agreement.

5.4 The Employee agrees that in the course of his employment with the Company he will not bring to or use at the Company the confidential materials of a former employer or third party which are not generally available to the public.

5.5 The Employee agrees that any Work Product shall be the sole and exclusive property of the Company. The Company is and shall be the sole owner of all copyrights, patents and other intellectual property rights in the Work Product.

5.6 The Employee agrees to assign to the Company any rights that he may have or acquire in the Work Product and hereby waives all claims to any right, title or interest in the Work Product, including any moral rights which he may have or acquire in the Work Product or to its use, including the right to restrain or claim damages for any distortion, mutilation or other modification of the Work Product or any part thereof whatsoever, or to restrain use or reproduction of the Work Product in any context, or in connection with any product or service. At any and all times either during or after the term of this Agreement the Employee shall upon the request of the Company promptly perform all such acts and execute and deliver all such documents that may be necessary to vest in the Company the entire right, title and interest in and to any Work Product.

CONFLICT OF INTEREST AND NON-COMPETITION
----------------------------------------

6.1 The Employee agrees that the Company has a legitimate interest in ensuring that Confidential Information, Trade Secrets and Work Product will not fall into the hands of its competition nor be used by the Employee for any purpose other than the execution of his duties as an employee of the Company. Accordingly it is specifically agreed that:

     (a) The Employee shall not during the term of this Agreement, for his own account or for the account of a third party, directly or indirectly develop,



                                       4-
          design, manufacture, sell or solicit for sale or lease products or services including computer programs, codes and documentation similar in function to those developed, designed, manufactured or sold by the Company or undertake any other business endeavor actively being considered by the Company of which the Employee is aware of due to the Employee's position with the Company;

     (b) The Employee shall not for a period of one (1) year following the termination of his employment, whether for his own account or for the account of a third party, directly or indirectly, develop, design, manufacture, sell or solicit for products or services which are the same or similar in function to products developed, designed, manufactured or marketed the by the Company during the period of two
          (2) years immediately preceding the date of termination of the Employee's employment or undertake any other business endeavor actively being considered by the Company of which the Employee is aware of due to the Employee's position with the Company;

     (c) For a period of one (1) year following the termination of his employment, the Employee shall not, whether for his own account or for the account of a third party, directly or indirectly, sell or solicit for sale products or services which are the same or similar in function to those developed, designed, manufactured or marketed by the Company to any customer or potential customer of the Company. For purposes of this section "customer" means any person from whom the Company has received an order during the two (2) year period immediately preceding the date of termination of the Employee's employment. "Potential customer" means those persons who have contacted the Company or have been contacted the Company with a view to obtaining an order during the two (2) year period immediately preceding the Company the date of terminating the Employee's employment.

     (d) For a period of one (1) year following the date of termination of his employment, the Employee shall not, whether for his own account or for the account of a third party, directly or indirectly, approach any other employee of the Company with a view to offering or causing to be offered to such other employee of the Company a new position or employment with any other person or company.

6.2 The Employee acknowledges and agrees that there can be no geographic limit to his covenant not to compete due to the nature and extent of the business of the Company, the market for the Company products and the technologies with which the Company is involved.

6.3 The parties to this agreement recognize that a breach by the Employee of any of the covenants contained in Sections 5 and 6 of this Agreement would constitute



                                       5-
     an interference with the ongoing business of the Company and cause irreparable harm to the Company which could not be adequately compensated for by monetary damages. Accordingly, the Employee agrees that in the event of a breach by him of any of the covenants contained in Sections 5 and 6 of this Agreement, he shall and hereby does consent to an injunction being issued against him restraining him from any further breach of the said covenants. The provisions of this section shall not be construed so as to affect or impair any other remedies which the Company may have in the event of such breach, including but not limited to an action for damages.

OWNERSHIP AND USE OF WORK PRODUCTS
----------------------------------

7.1 The Company acknowledges that general knowledge and experience including general techniques, algorithms, methods and formulae not developed for the Company's specific application or work gained by the Employee prior to or in the course of his association with the Company, may be used by the Employee at any time prior to, during or subsequent to his association with the Company, unless a specific agreement to the contrary is entered into by the Employee and the Company.

7.2 This Agreement does not apply to any general techniques, formulae, algorithm or method for which no equipment, supplies, facility or other resources or trade secret information of the Company was used and which was developed entirely on the Employee's own time unless such techniques, formulae, algorithms, or method related directly to the business of the Company or the Company's actual demonstrated anticipated research or development.

SICK LEAVE
----------

8.1 If the Employee shall, at any time, by reason of illness or mental or physical disability, be incapacitated from carrying out the terms of this Agreement, he shall provide the Company with medical evidence to prove such incapacity and the cause thereof, and shall receive his full salary until such time as the start of short term or long term disability, or in any case for a period of no longer than thirty (30) days.

TERMINATION BY COMPANY FOR CAUSE
--------------------------------

9.1  Without  prejudice  to any remedy the Company may have against the Employee for any breach or non-performance of this Agreement, the Company may terminate this Agreement, subject to Section 11, for cause at any time effective immediately and without notice and without any payment for any compensation either by way of anticipated earnings or damage of any kind to him whatsoever, save and except in respect of remuneration to the date of such termination. For the purposes of this paragraph, any one of the
     following   events  shall   constitute



                                       6-
     good and sufficient reason for termination of this Agreement and dismissal for cause:

     a) being guilty of any material dishonesty or gross neglect in the discharge of his duties hereunder which has an adverse impact upon the Company; or

     b) being convicted of any criminal offense constituting a felony, other than any offense which in the reasonable opinion of the Company does not affect his position as a representative of the Company; or

     c) gross negligence or repetitive negligence committed without regard to corrective direction in the course of the discharge of his duties as an employee which is not corrected after notice of such problems is given to Employee and which has an adverse impact upon the Company;

     d) excessive and unreasonable absence of the Employee from the performance of his duties for any reason other than for authorized vacation or sick leave, to the extent necessary to reasonably accommodate a legally protected disability, or absences protected by the Family And Medical Leave Act; or

     e) material breaches of the Company's policies and procedures which have an adverse impact upon the Company and are not corrected within thirty
          (30) days after Employee receives written notice of such breaches.

TERMINATION OF EMPLOYMENT
-------------------------

10.1 The Employee shall be entitled to terminate employment with the Company Without Cause, at will, at any time by giving three (3) months notice in writing to the Company.

10.2 The Employee's employment hereunder may be terminated by the Company Without Cause, at will, at any time, in which case upon termination, Employee shall be entitled to receive twelve (12) months pay and a pro-rated portion of any applicable incentive compensation, benefits or other bonus plan in which Employee then was participating commencing on the date of termination. This will be in effect for four (4) years from the date of employment after which time severance arrangements in accordance with common practice will apply. Employee shall not be required to mitigate to receive these payments nor may the Company withhold any such amounts based upon any claim or set-off.

10.3 The Employee shall be entitled to terminate his employment at any time for "Good Reason", in which case upon termination, Employee shall be entitled to receive twelve (12) months pay and a pro rated portion of any applicable incentive compensation, benefits or other bonus plan in which Employee then was participating commencing on the date of termination. For purposes of this



                                       7-

     Agreement, "Good Reason" shall mean (1) any material breach of this Agreement by the Company (including but not limited to any breach or violation of any provision of Section 1.1 or 1.2 of this Agreement) which is not remedied within thirty (30) days after Employee gives notice of the same to the Company, (2) the assignment to Employee of duties which result in a diminution of Executive's position, duties or responsibilities (excluding an isolated and inadvertent action which is remedied within thirty (30) days after written notice of the same is given to the Company or a temporary or occasional assignment by the Board made for reasons of business necessity in the good faith judgment of the Board), or (3) any reduction in Employee's base salary. Employee shall not be required to mitigate to receive these payments nor may the Company withhold any such amounts based upon any claim or set-off.

10.4 In the event that at the date of termination of employment, the Employee has earned but not been paid portions of the Incentive Bonus Program, the Company shall after termination continue to pay out, on a pro rated basis, the bonus at the applicable time in accordance with the Incentive Bonus Program.

RETURN OF PROPERTY
------------------

11.1 In the event of termination of this Agreement, the Company agrees to pay the Employee all arrears of compensation, and all out of pocket expenses owing, up to and including the effective date of termination, upon receipt from the Employee of (and the Employee agrees to deliver to the Company);

     a) any property of the Company which may be in the possession or control of the Employee; and

     b)   the repayment of any sums owed by the Employee to the Company.

SURVIVAL
--------

12.1 Notwithstanding the termination of this Agreement for any reason whatsoever the provisions of Sections 5, 6 and 10 hereof and any other provisions of this Agreement necessary to give efficacy thereto shall continue in full force and effect following such termination.

NOTICE
------

13.1 Any notice or other communication (each a "Communication") to be given in connection with this Agreement shall be given in writing and may be given by personal delivery, by registered mail or by fax, addressed as follows:

TO:       MDSI Mobile Data Solutions Inc.
          10271 Shellbridge Way
          Richmond, B.C., Canada, V6X 2W8



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

          Att: President
          Phone: 604-207-6000
          Fax : 604-207-6062

AND TO:  Richard S. Waidmann
          417 West Swon Avenue
          St. Louis, Missouri USA 63119
          Phone: 314 961 6299
          Fax : 314 918 7160

     or at such other address or fax number as shall have been designated by Communication by either party to the other. Any Communication shall be conclusively deemed to be received, if given by personal delivery, on the date and at the time of actual delivery thereof and, if given by registered mail, on the fifth day following the date of mailing, if given by fax, on the business day following the transmittal thereof. If the party giving any Communication knows or ought reasonably to know of any actual or threatened interruptions of the mails, such Communication shall not be sent by mail but shall be given by personal delivery or fax.

ENTIRE AGREEMENT
----------------

14.1 Any other previous agreements, written or oral, between the parties hereto relating to the employment of the Employee by the Company are hereby terminated and canceled and each of the parties hereto hereby releases and forever discharges the other party hereto of and from all manner of actions, causes and demands whatsoever under or in respect of any such agreement. This Agreement constitutes and expresses the whole agreement of the parties hereto with reference to the employment of the Employee by the Company, and with reference to any of the matters or things herein provided for, or herein before discussed or mentioned with reference to such employment; all promises, representations, and understandings relative thereto being merged herein.

AMENDMENTS AND WAIVERS
----------------------

15.1 No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto. No waiver or any breach of any by the party purporting to give the same and, unless otherwise provided in the written and signed waiver, shall be limited to the specific breach waived.

BENEFITS OF AGREEMENT
---------------------

16.1 The provisions of this Agreement shall endure to the benefit of and be binding upon the legal representatives of the Employee and the successors and assigns of the Company respectively however the Company shall not be entitled to assign this Agreement except in connection with the sale of all or substantially all



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

     of the assets or operations within which the Employee has substantially performed his duties under this Agreement.

SEVERABILITY
------------

17.1 If any provision of this Agreement is deemed to be void or unenforceable, in whole or in part, it shall not be deemed to affect or impair the validity or any other provision hereby declared and agreed to be severable from each and every other section, subsection or provision hereof and to constitute separate and distinct covenants. The Employee hereby agrees that all restrictions herein are reasonable and valid and all defences to the strict enforcement thereof by the Company are hereby waived by the Employee.

GOVERNING LAW
-------------

18.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri. The parties agree to submit any dispute arising under this Agreement or its interpretation to arbitration in Minneapolis, Minnesota under the rules of the American Arbitration Association using a panel of labor arbitrators.

COPY OF AGREEMENT
-----------------

19.1 The Employee hereby acknowledges receipt of a copy of this Agreement duly signed by the Company.


IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written:

SIGNED SEALED & DELIVERED by               )
                                           )
/s/ Richard S. Waidmann                    )
------------------------------             )
                                           )   -------------------------------
                                           )   RICHARD S. WAIDMANN
in the presence of:                        )
                                           )
/s/ Eric Y. Miller                         )
------------------------------             )
Witness                                    )
                                           )
Eric Y. Miller                             )
------------------------------             )
Name                                       )
                                           )
1857 Winter Run Ct.                        )
------------------------------             )
Address  St. Louis, MO  63017              )


MDSI MOBILE DATA SOLUTIONS INC.


Per: /s/ Kenneth R. Miller
     ----------------------------------
         Authorized Signatory



                                      10-

                    Schedule A - Duties and Responsibilities
                    ----------------------------------------


TITLE:   Senior Vice President & General Manager - e-Services

RESPONSIBILITIES: Employee shall be responsible for the sales, marketing, business development, finance, and general operations of the MDSI e-Services business unit subject to the objectives and guidelines determined by the President, CEO and/or Board of MDSI.

                      Schedule B - Incentive Bonus Program

This program has been designed to create an incentive for the achievement of the quarterly Corporate Earnings per share targets as established by the Board of Directors, and your overall annual personal performance. Your performance will be measured against the achievement of the goals and objectives as noted in the strategic renewal document as well as any other individual objectives.

The Plan contains the following two target components as set by the Board of Directors and a personal performance incentive;

o Target incentive based on achieving quarterly EPS target (plus$0.01) results in an award of 6% of annual base salary/quarter

o Stretch incentive based on exceeding annual EPS results up to 40% of annual base salary

o    Personal performance incentive up to 16% of annual base salary

The Corporate EPS targets (plus$0.01) in each quarter are either achieved or not with the achievement of the target resulting in the payment of the incentive award (i.e. 6% per quarter). The quarter's results must be achieved including the cost of the Company's incentive plan (i.e. all employees). If the full amount of the quarterly incentive cannot be funded within the EPS requirement then a prorated amount will be paid with the available funds. The unpaid amount will be carried forward to year-end. This would occur similarly in subsequent quarters. At year end if, after paying the final quarter's incentive, there are funds available (i.e. within the yearly EPS requirement) than such funds would be used to pay (prorated if necessary) the unpaid incentive balance. Any year-end unpaid balance will not be carried forward to subsequent years. These quarterly incentives shall be paid within 30 days of the Company's quarterly results being announced. In the event quarterly EPS in not achieved 50% of any missed quarters incentive can be recovered if the year's EPS target is achieved. Depending on the amount of available funds this payment may need to be governed by the pro-ration as described. Any resulting incentive from recovered quarters or as a result of pro-ration will be paid along with any other incentive achieved for the year.

Personal performance incentive is 16% of annual base salary to be calculated and paid annually within 30 days of the announcement of the Company's annual audited results. Personal performance incentive will only be paid if the year-end EPS target is achieved, can be prorated based on available funds and if prorating is required personal performance incentive will take priority over EPS incentive. Personal performance will be based on a 1-10 rating scale as follows:

1 = intolerable 2 = less than tolerable 3 = barely tolerable 4 = less than satisfactory 5 = satisfactory 6 = more than satisfactory 7 = exceeding 8 = significantly exceeding 9 = excelling10 = exceptional. A rating of 5 would result in an award of 8%.

The calculation of % achievement of the stretch incentive (0-40% of base) will be pro rated to the % achievement of the stretch target (to a maximum incentive of 40%). Payment of the stretch incentive will be within 30 days of the announcement of the Company's annual audited results.


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NOTE:

1. The Company shall have the full authority to, terminate, amend or cancel the plan as described above in its' sole discretion provided that such changes shall not be retroactive prior to the effective date of the change(s) or cancellation.

2. To participate in the quarterly components of the plan, an employee must be on staff for the entire quarter (e.g. for the first quarter, the employee's start date must be January 1st or earlier and the employee must still be on staff at the close of business of March 31 or later).

3. To participate in the annual components of the plan, an employee must be on staff for the entire fourth quarter. Further, to the extent to which they can participate in the annual components will be pro-rated to reflect their start date with the Company.